Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of eBay Inc. of our report dated April 28, 2022 (except for Notes 7 and 11, as to which the date is May 12, 2023), with respect to the consolidated financial statements of Adevinta ASA included in eBay Inc.’s Annual Report on Form 10-K/A filed on May 12, 2023 with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

July 27, 2023